[image of flag of Québec] Government of Québec
                                              The inspector general
                                              of financial institutions

Form 5
ARTICLES OF AMENDMENT
The Companies Act
Part 1A

1	Corporate name or designating number

	EXPLORATIONS PALACE INC.		105, chemin de la Mine
	and version PALACE EXPLORATIONS INC.		Potton (Highwater) Québec
J0E 1X0
2	The Company’s articles are amended as follows:

3	Effective date, if different from date	4	Corporate name (or designating number) prior to
	of filing (see instructions)		amendment, if different from that mentioned in
item 1

BAKERTALC INC.

Signature of		Position of
authorized director	[signature]	Signatory	Director

For departmental use only

[stamp]
[image of flag of Québec] Government of Québec

                                           Filed on

                              January 21 1994

The inspector general of
financial Institutions